Exhibit 99.1

December 21, 2015

Securities and Exchange Commission

Division of Corporation Finance

Office of the Chief Accountant

100F Street NE

Washington, DC 20549

Re:	Nomad Foods Limited (the “Company”) Registration Statement on Form F-1 - Application for Waiver of Age of Financial Statements

Ladies and Gentlemen:

In response to your letter dated December 18, 2015, in connection with the Company’s request to waive the requirement of Item 8.A.4 of Form 20-F to include audited financial statements of Findus Sverige AB, a company we acquired on November 2, 2015 (“Findus”) as of a date not older than 12 months at the time the registration statement is filed, the Company hereby represents as follows:

1.	The Company is currently a public reporting company in the United Kingdom whose ordinary shares are listed for trading on the London Stock Exchange (“LSE”).

2.	The Company is not required by the LSE, nor by any jurisdiction outside the United States, to prepare, and has not prepared, audited carve-out financial statements for Findus for the fiscal year ended September 30, 2015 (the “Findus September 2015 Financial Statements”).

3.	Preparing and including the Findus September 2015 Financial Statements in the Registration Statement involves undue hardship for the Company.

4.	In no event will the Company seek effectiveness of the Registration Statement after December 31, 2015 without inclusion of the Findus September 2015 Financial Statements.

5.	If the Company were to prepare the Findus September 2015 Financial Statements, they would commit to filing them on a Form 6-K as soon as practicable after they are finalized.

Very truly yours,

NOMAD FOODS LIMITED

By:	/s/ Paul Kenyon
Paul Kenyon, Chief Financial Officer